Exhibit 99.1

For Immediate Release

SL Industries Announces 2012 Second Quarter Results

MT. LAUREL, NEW JERSEY, August 14, 2012 . . .SL INDUSTRIES, INC. (NYSE AMEX: SLI)

Announced today that its net sales from continuing operations for the quarter ended June 30, 2012, were $48.9 million, down 13% compared with net sales from continuing operations for the quarter ended June 30, 2011 of $56.3 million.

Income from continuing operations for the quarter ended June 30, 2012 was $1.4 million, or $0.32 per diluted share, compared to income from continuing operations of $3.6 million, or $0.79 per diluted share, for the quarter ended June 30, 2011. Included in income from continuing operations during the second quarter of 2012 was a pre-tax non-cash stock-based compensation charge of $0.6 million, as compared to a pre-tax charge of $0.1 million in the same period of 2011. Also included in income from continuing operations during the second quarter of 2012 was $0.4 million in costs related to the Company’s investigation regarding a possible violation under the U.S. Foreign Corrupt Practices Act, with respect to the Company’s operations in China, $0.2 million in direct costs related to the Astromec asset acquisition which was entered into on February 27, 2012, and a $0.2 million non-cash unrealized loss on foreign exchange contracts. Included in income from continuing operations during the second quarter of 2011 was a $0.3 million pre-tax non-cash gain related to insurance recoveries.

Net income for the quarter ended June 30, 2012 was $1.2 million, or $0.26 per diluted share, compared to net income of $4.2 million, or $0.92 per diluted share, for the quarter ended June 30, 2011. Net income for the quarter ended June 30, 2012 included a net loss from discontinued operations of $0.2 million, or $0.06 per diluted share, compared to net income from discontinued operations of $0.6 million, or $0.13 per diluted share, for the second quarter 2011. The net loss from discontinued operations for the second quarter of 2012 primarily related to after tax charges for environmental remediation and legal expenses related to environmental remediation. Net income from discontinued operations for the second quarter 2011 was generated by a $0.8 million non-cash gain from a tax settlement associated with the company’s German subsidiary, which was sold in January 2003 partially off-set by losses related to environmental remediation, net of tax.

The Company generated Adjusted EBITDA of $4.3 million for the second quarter of 2012, as compared to $6.5 million for the same period in 2011, a decrease of $2.2 million, or 34%.  See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.

For the six months ended June 30, 2012, net sales from continuing operations were $98.2 million, down 10% compared with net sales from continuing operations for the six months ended June 30, 2011 of $108.9 million.

For the first six months of 2012, net income from continuing operations was $2.9 million, or $0.63 per diluted share, compared to net income from continuing operations of $7.2 million, or $1.58 per diluted share, for the six months ended June 30, 2011.

Net income for the first six months ended June 30, 2012 was $2.4 million, or $0.53 per diluted share, compared to net income of $7.6 million, or $1.67 per diluted share, for the first six months ended June 30, 2011.  Net income for the first six months ended June 30, 2012 included a net loss from discontinued operations of $0.4 million, or $0.10 per diluted share, compared to net income from discontinued operations of $0.4 million, or $0.09 per diluted share, for the first six months ended June 30, 2011. The net loss from discontinued operations for the first six months of 2012 primarily related to after tax charges for environmental remediation and legal expenses. The majority of the net income from discontinued operations for the first six months ended June 30, 2011 was a non-cash gain mentioned previously.

The Company generated Adjusted EBITDA of $8.1 million for the six months ended 2012, as compared to $12.4 million for the same period in 2011, a decrease of $4.3 million, or 35%.  See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.

Division Results

SLPE (SL Power Electronics Corp.)
SLPE designs, manufactures, markets high-reliability power conversion, motion control, and electronic protection equipment designed for medical, aerospace, computer, datacom, industrial, telecom, transportation and utility applications.

For the quarter ended June 30, 2012, SLPE reported income from operations of $0.5 million, compared to income from operations of $2.1 million for the quarter ended June 30, 2011. Sales for the quarter ended June 30, 2012 were $18.8 million, down 17% over the quarter ended June 30, 2011. Income from operations was impacted by an overall sales decrease in all product lines, unfavorable overhead absorption due to lowers sales, an increase in the inventory reserve, and higher selling, general and administrative costs primarily due to the Company’s ongoing China Investigation.

For the year-to-date ended June 30, 2012, SLPE’s income from operations was $0.3 million, down 94% from the year-to-date ended June 30, 2011.  Sales year-to-date were $37.1 million, down 16% over year-to-date 2011.

High Power Group [HPG] (Teal Electronics Corp. and MTE Corp.)
TEAL Electronics designs and manufactures custom power subsystems for equipment used in medical, semiconductor, communications, solar, and industrial markets.  MTE is an international supplier of power quality products designed to improve the reliability of power electronic systems and adjustable frequency drives.

For the quarter ended June 30, 2012, HPG’s income from operations was $1.6 million, down 34% from the quarter ended June 30, 2011. Sales for the quarter ended June 30, 2012 were $15.9 million, down 12% over the quarter ended June 30, 2011. Income from operations was negatively affected by a decrease in sales primarily in the medical imaging equipment market and military and aerospace industry. The medical imaging market was affected by lower demand and a shift in lower average sale priced units.

For the year-to-date ended June 30, 2012, HPG’s income from operations was $3.0 million, down 34% from the year-to-date ended June 30, 2011.  Sales year-to-date were $31.5 million, down 10% over year-to-date 2011.

SL-MTI (SL Montevideo Technology, Inc.)
SL-MTI designs and manufactures precision, high performance electric motors, drives, controllers and precision winding components for the aerospace, medical, military, and industrial markets.

For the quarter ended June 30, 2012, SL-MTI’s income from operations was $1.4 million, down 12% from the quarter ended 2011. Sales for the quarter ended June 30, 2012 were $9.1 million, down 3% over the quarter ended June 30, 2011. During the second quarter of 2012, SL-MTI recognized $0.8 million of sales related to the Astromec asset acquisition. Income from operations during the current quarter benefited from lower cost of products sold, partially offset by higher selling, general and administrative costs primarily due to direct costs incurred related to the Astromec asset acquisition of $0.2 million.

For the year-to-date ended June 30, 2012, SL-MTI’s income from operations was $3.1 million, down 3% from the year-to-date ended June 30, 2011.  Sales year-to-date were $18.7 million, up 1% over year-to-date 2011. During the six months of 2012, SL-MTI recognized $1.1 million of sales related to the Astromec asset acquisition and recorded $0.4 million in direct acquisition costs.

RFL (RFL Electronics, Inc.)
RFL provides a wide range of communications and relaying products, application support and customized systems to the Electric Utilities, Oil and Gas markets, Railroad and Transportation industries, Government agencies and engineering consulting firms.

For the quarter ended June 30, 2012, RFL’s income from operations was $0.6 million, down 35% from the quarter ended June 30, 2011.  Sales for the quarter ended June 30, 2012 were $5.1 million, down 18% over the quarter ended June 30, 2011. Income from operations was negatively affected by a decrease in sales and higher selling, general and administrative costs.

For the year-to-date ended June 30, 2012, RFL’s income from operations was $1.6 million, up 23% from the year-to-date ended June 30, 2011. Sales year-to-date were $10.9 million, down 3% compared to year-to-date 2011.

Corporate
Corporate expenses for the quarter ended June 30, 2012, exclusive of discontinued operations, increased by $0.4 million or 27%. The increase was primarily due to increased non-cash stock compensation expense related to restricted shares granted to the Company’s board of directors during the second quarter of 2012.

Corporate expenses for the year-to-date ended June 30, 2012, exclusive of discontinued operations, increased by $0.5 million or 17% from year-to-date ended June 30, 2011, primarily due to the unrestricted shares issued mentioned above.

Discontinued Operations
Discontinued operations consist primarily of costs related to environmental matters at five sites in the state of New Jersey that were locations of operations discontinued by the Company. For the quarter ended June 30, 2012 the Company recorded a loss of $0.2 million net of tax compared to income of $0.6 million net of tax for the quarter ended June 30, 2011. The loss during the second quarter of 2012 was due to environmental remediation and legal fees related to the five environmental sites. For the quarter ended June 30, 2011, the Company recorded in discontinued operations a gain of $0.8 million related to a tax settlement associated with the company’s German subsidiary, which was sold in January 2003, as previously mentioned.

The Company has been involved in on-going negotiations with the US Department of Justice (“DOJ”) and the US Environmental Protection Agency (“EPA”) regarding remediation and past costs for operable units 1 and 2 (“OU-1” and “OU-2”) located on or near its Pennsauken site which was named as part of the Puchack Well Field Superfund Site in 1998. Historically, a Company wholly-owned subsidiary operated a chrome plating facility at OU-2.

The Company has reached an agreement in principle with the DOJ related to its liability for both OU-1 and OU-2. The Company has agreed in principle to perform the remediation for OU-2. Also, the Company has agreed in principle to pay a fixed sum for EPA’s past cost for OU-2 and a portion of the EPA’s past cost for OU-1. The Company has also agreed in principle to pay EPA’s cost for oversight of OU-2 remediation. Based on the current available information, the Company has estimated a total combined potential liability for OU-1 and OU-2 in the range of $20.1 million to $31.4 million. Most of these payments are expected to be made in 2013 and 2014. The estimated OU-2 remediation liability is based upon the EPA’s plan for remediation, and data from our environmental engineering consultants. On August 8, 2012, the Company’s management along with its counsel met with the DOJ and EPA to commence negotiating the terms and conditions of the Consent Decree. The discussions with the DOJ and EPA are ongoing.

Cash and Liquidity

At June 30, 2012, the Company had cash and cash equivalents of $7.9 million, up from $5.6 million at year end 2011. For the year-to-date ended June 30, 2012 the Company recorded net cash provided by operating activities of $10.7 million, compared to $4.6 million in net cash provided by operating activities during the year-to-date ended June 30, 2011.

During the year-to-date ended June 30, 2012 the Company paid $2.5 million for the purchase of Company stock pursuant to the Company’s 2010 Repurchase Plan and $4.2 million for the purchase of Company stock pursuant to the Company’s publically announced Tender Offer.

There was no outstanding debt under the Company’s credit facility at June 30, 2012, and the Company was in compliance with all debt covenants. The Company’s credit facility had $39.5 million of availability net of letters of credit in the amount of $0.5 million at June 30, 2012.

On August 9, 2012, the Company entered into the 2012 Credit Facility, which replaces the 2008 Credit Facility. The 2012 Credit Facility consists of a new $40,000,000 four year senior revolving credit facility with a $5,000,000 sublimit for letters of credit and a separate $10,700,000 letter of credit.

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “EBITDA” and “Adjusted EBITDA”.  The Company is presenting EBITDA and Adjusted EBITDA because it believes that it provides useful information to investors about SLI, its business and its financial condition. The Company defines EBITDA as net income from continuing operations before the effects of interest income, interest expense, income taxes, depreciation and amortization, and the amortization of deferred financing costs. The Company defines Adjusted EBITDA as EBITDA before the effects of certain items, including China investigation costs, non-cash stock-based compensation expense, direct acquisition costs, unrealized loss on foreign exchange contracts, and fire related gains. The Company believes EBITDA and Adjusted EBITDA are useful to investors because they are key measures used by the Company's Board of Directors and management to evaluate its business, including internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, EBITDA and Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because EBITDA and Adjusted EBITDA are calculated before recurring cash items, including interest income, interest expense, and income taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of EBITDA and Adjusted EBITDA as an analytical tool, including the following:

•	EBITDA and Adjusted EBITDA do not reflect the Company's interest income and interest expense;
•	EBITDA and Adjusted EBITDA do not reflect the Company's income tax expense or the cash requirements to pay its income taxes;
•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacement; and

•	EBITDA and Adjusted EBITDA do not include discontinued operations.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using EBITDA and Adjusted EBITDA only as supplemental information. The Company believes that consideration of EBITDA and Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing SLI.

The Company reconciles EBITDA and Adjusted EBITDA to net income from continuing operations, and that reconciliation is set forth below.  Because EBITDA and Adjusted EBITDA are not a measurement determined in accordance with GAAP and is susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

About SL Industries, Inc.

SL Industries, Inc., designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment that is used in a variety of medical, commercial and military aerospace, solar, computer, datacom, industrial, telecom, transportation, utility, rail and highway equipment applications.  For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact

SL Industries, Inc.
Louis J. Belardi
Chief Financial Officer
E-mail:  louis.belardi@slindustries.com
Phone:  856.727.1500  x5525

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,891	$5,632
Receivables, net	27,723	31,141
Inventories, net	23,816	22,599
Other current assets	8,542	6,740
Total current assets	67,972	66,112

Property, plant and equipment, net	9,510	9,416
Intangible assets, net	25,762	25,967
Other assets	9,243	9,731
Total assets	$112,487	$111,226

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities	36,836	31,708
Other liabilities	22,373	22,661
Shareholders' equity	53,278	56,857
Total liabilities and shareholders' equity	$112,487	$111,226

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$48,899	$56,266	$98,239	$108,860

Cost and expenses:
Cost of products sold	32,756	37,890	66,527	72,709
Engineering and product development	2,954	3,180	5,975	6,486
Selling, general and administrative	10,137	8,807	19,648	17,468
Depreciation and amortization	707	775	1,372	1,544
Total cost and expenses	46,554	50,652	93,522	98,207

Income from operations	2,345	5,614	4,717	10,653

Other income (expense):
Amortization of deferred financing costs	(39)	(77)	(72)	(153)
Interest income	2	0	3	1
Interest expense	(9)	(56)	(31)	(138)
Other gain (loss), net	(162)	0	(170)	0
Fire related gain.	0	277	0	277
Income from continuing operations before income taxes	2,137	5,758	4,447	10,640

Income tax provision	727	2,142	1,593	3,422
Income from continuing operations	1,410	3,616	2,854	7,218
(Loss) income from discontinued operations, net of tax	(244)	593	(438)	403
Net income	$1,166	$4,209	$2,416	$7,621

Basic net income (loss) per common share
Income from continuing operations	$0.32	$0.80	$0.64	$1.60
(Loss) income from discontinued operations, net of tax	(0.06)	0.13	(0.10)	0.09
Net income	$0.26	$0.93	$0.54	$1.69

Diluted net income (loss) per common share
Income from continuing operations	$0.32	$0.79	$0.63	$1.58
(Loss) income from discontinued operations, net of tax	(0.06)	0.13	(0.10)	0.09
Net income	$0.26	$0.92	$0.53	$1.67

Shares used in computing basic net income (loss)
per common share	4,444	4,523	4,501	4,507
Shares used in computing diluted net income (loss)
per common share	4,457	4,576	4,518	4,558

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income	$1,166	$4,209	$2,416	$7,621
Other comprehensive income, net of tax:
Foreign currency translation	(113)	93	(94)	102
Comprehensive income	$1,053	$4,302	$2,322	$7,723

SL INDUSTRIES, INC.
SUPPLEMENTAL NON-GAAP DISCLOSURES
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Income from continuing operations	$1,410	$3,616	$2,854	$7,218

Add (deduct):
Interest income	(2)	-	(3)	(1)
Interest expense	9	56	31	138
Income tax provision	727	2,142	1,593	3,422
Depreciation and amortization	707	775	1,372	1,544
Amortization of deferred financing costs	39	77	72	153
EBITDA	2,890	6,666	5,919	12,474

China investigation costs	442	-	802	-
Non-cash stock-based compensation expense	595	99	744	173
Direct acquisition costs	222	-	422	-
Unrealized loss on foreign exchange contracts	162	-	170	-
Fire related gain	-	(277)	-	(277)
Adjusted EBITDA	$4,311	$6,488	$8,057	$12,370